UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On May 11, 2006, Applied Digital Solutions, Inc.’s (“the Company’s”) wholly-owned subsidiary, Pacific Decision Sciences Corporation, or PDSC, entered into two Statements of Work, or SOWs, with International Business Machines Corporation, or IBM, for software license fees totaling $5.0 million plus monthly billings for services as provided. The SOWs adopt and incorporate by reference the terms and conditions of a Licensed and Developed Works Agreement, or LDW, which PDSC and IBM entered into on April 1, 1999. PDSC is in the business of selling, maintaining and enhancing a suite of proprietary service automation software primarily related to customer relationship management.

The SOWs are effective beginning May 1, 2006 and will remain in effect until terminated. The SOWs supersede and replace a previous statement of work between PDSC and IBM dated March 31, 1999, as amended. Under the terms of the LDW and the SOWs, IBM has agreed to license from PDSC a computer software program known as the PDSC Service Management System, Version: 7.4 and all of the PDSC services modules currently installed by IBM for an initial payment of $2.5 million, and a web-based call center application for an additional $2.5 million to be paid in three payments upon the delivery by PDSC and acceptance by IBM of the call center application releases. PDSC anticipates delivering the call center application releases over the next six to 18 months. In addition, PDSC will supply IBM with maintenance and support for the system and application, which will be paid by IBM based upon a monthly personnel charge for the services provided. It is anticipated that these services will be required for 12 to 18 months. These agreements will allow IBM to utilize PDSC’s service management software to support all of its customer and internal service organizations throughout the world

The LDW and the SOWs will be included as exhibits in the Company’s next periodic report or in an amendment to this Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

As discussed in Item 1.01, the LDW and the SOWs will be furnished as exhibits to the Company’s next periodic report or in an amendment to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Digital Solutions, Inc.

Date: May 17, 2006	/s/ Evan C. McKeown
Evan C. McKeown
Senior Vice President and Chief Financial Officer

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